Exhibit 99.1

BakBone Corporate Contact:	BakBone Media Contact:
Jennifer Trager	Amber Winans
858-795-7525	858-795-7584
jennifer.trager@bakbone.com	amber.winans@bakbone.com

BakBone Software Announces Unaudited Second Quarter

Fiscal Year 2008 Worldwide Bookings and Cash Balance

SAN DIEGO — (BUSINESS WIRE) — Nov. 2, 2007 — BakBone Software, Incorporated (Pink Sheets: BKBO), a global provider of heterogeneous integrated data protection solutions, reported today its worldwide bookings(1) and cash position for its second quarter of fiscal year 2008.

For the second quarter of fiscal year 2008 ended September 30, 2007, total worldwide bookings were $13.5 million from the sale of software licenses and maintenance contracts. This represents a 9.2 percent increase from $12.3 million for the same period in fiscal year 2007, and a slight increase from bookings of $13.3 million as reported for the first quarter of fiscal year 2008.

BakBone’s total cash balance at the end of September 2007 was $8.9 million as compared to $9.6 million at the end of June 2007. The reduction in cash is primarily due to audit related costs which are anticipated to remain significant through the Company’s fiscal year 2008.

“BakBone’s business remains solid. We continued to see a positive response from customers and prospects during the second quarter. We are pleased with the progress of our relationship with Sun and it remains an important component of our distribution strategy,” said Jim Johnson, chief executive officer, BakBone. “The entire organization is focused on driving business momentum while interim CFO, Michael Compton and his team are working diligently to complete the restatements.”

(1)	Bookings represent the total value of contracts signed or orders received during the period. The revenue associated with bookings will be recognized in accordance with our revenue recognition practices.

About BakBone Software

BakBone Software is a leading international data protection solution provider that develops and distributes heterogeneous data backup, restore, disaster recovery, replication and storage reporting software for network storage and open-systems environments. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small- to medium-sized businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of strategic partners, resellers and solution providers, interested companies can learn more about BakBone’s products and services and its Integrated Data Protection vision at http://www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: BakBone’s ongoing review of its financial statements and efforts to become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Administrators; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Integrated Data Protection (IDP) strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; and the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

The common shares of BakBone Software are currently subject to cease trade orders in the Canadian jurisdictions of Alberta, British Columbia and Ontario due to delays in the filing of the Company’s financial statements. Although these cease trade orders do not prevent investors, who are not resident in or otherwise subject to the laws of Alberta, British Columbia or Ontario, from trading the common shares of BakBone on the Pink Sheets in the United States, investors are encouraged to obtain legal advice to ensure that these trades are not violating the cease trade orders. BakBone continues to work to resolve all outstanding issues which have prevented filing of its financial statements, however an exact date for filing of these financial statements cannot be determined at this time.

BakBone® , BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, Redefining Data Protection™ , Constant Data™, Constant Data logo™, Constant Replicator™, OnDemand Replicator™, and Constant HA Cluster™, are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.